EXHIBIT 99.1




                         GREENBRIAR RECEIVES IRS LETTER


FOR IMMEDIATE RELEASE
                                                         Contact: Gene Bertcher
                                                                  Oscar Smith
                                                         Phone:   (972) 407-8400

Dallas, Texas, (Business Wire) January 10, 2004...Greenbriar  Corporation (AMEX:
GBR) announced today that the Company was notified on January 8, 2004 by the Internal Revenue Service that it was considering assessing penalties against the Company under Section 6700 of the Internal Revenue Code. The potential assessment grows out of a series of tax-free revenue bond transactions relating to the purchase and sale of four Georgia nursing homes. Such transactions occurred in 1991-1992. The IRS has proceeded against certain parties involved in tax-free bond transactions via the Section 6700 penalty procedures. Such Code section was adopted as a remedy to prosecute abusive tax shelters, but it has recently been employed as an enforcement technique in municipal bond disputes.

The Company disputes the IRS' assertions and believes it has available a variety of defensive positions and third party claims against the professionals who structured the transactions. The Company intends to defend the action vigorously or alternatively seek an amicable settlement. If the IRS were to prevail on all fronts, the amount of penalties could be substantial.